Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES SECOND QUARTER FISCAL 2014 RESULTS

Vancouver, Canada – September 11, 2014 – lululemon athletica inc. [NASDAQ:LULU] today announced financial results for the second quarter ended August 3, 2014.
For the second quarter ended August 3, 2014:

•	Net revenue for the quarter increased 13% to $390.7 million from $344.5 million in the second quarter of fiscal 2013.

•
Total comparable sales, which includes comparable store sales and direct to consumer, remained flat for the second quarter on a constant dollar basis. Comparable store sales for the second quarter decreased by 5% on a constant dollar basis and direct to consumer revenue increased 30% on a constant dollar basis.

•
Direct to consumer revenue increased to $63.5 million, or 16.2% of total Company revenues, in the second quarter of fiscal 2014, an increase from 14.3% of total Company revenues in the second quarter of fiscal 2013.

•	Gross profit for the quarter increased 6% to $197.3 million, and as a percentage of net revenue gross profit decreased to 50.5% for the quarter from 54.0% in the second quarter of fiscal 2013.

•	Income from operations for the quarter decreased 14% to $67.9 million, and as a percentage of net revenue was 17.4% compared to 22.9% of net revenue in the second quarter of fiscal 2013.

•	The effective tax rate for the second quarter of fiscal 2014 was 30.1% compared to 29.7% a year ago.

•
Diluted earnings per share for the quarter were $0.33 on net income of $48.7 million, compared to diluted earnings per share of $0.39 on net income of $56.5 million in the second quarter of fiscal 2013.

For the twenty-six weeks ended August 3, 2014:

•	Net revenue for the first two quarters of fiscal 2014 increased 12% to $775.3 million from $690.3 million in the same period of fiscal 2013.

•
Total comparable sales increased 1% for the first two quarters on a constant dollar basis. Comparable store sales for the first two quarters decreased by 5% on a constant dollar basis and direct to consumer revenue increased 27% on a constant dollar basis.

•
Direct to consumer revenue increased 25% to $129.5 million, or 16.7% of total company revenues, in the first two quarters of fiscal 2014, an increase from 15.0% of total company revenues in the first two quarters of fiscal 2013.

•
Gross profit for the first two quarters of fiscal 2014 increased 10% to $393.1 million, and as a percentage of net revenue gross profit was 50.7% for the first two quarters as compared to 51.7% in the same period of fiscal 2013.

•
Income from operations for the first two quarters of fiscal 2014 decreased 5% to $137.7 million, and as a percentage of net revenue was 17.8% as compared to 21.0% of net revenue in the same period of fiscal 2013.

•
Tax expense for the first two quarters was $73.5 million, which included a non-recurring adjustment of $31.3 million related to the repatriation of foreign earnings that will be used to fund the share buyback program. The normalized tax rate before the $31.3 million non-recurring tax adjustment would have been 29.9%, compared to 29.7% a year ago. The tax rate for the first two quarters of fiscal 2014, including the non-recurring tax adjustment, was 52.0%.

•
Excluding the non-recurring tax adjustment, diluted earnings per share were $0.68 in the first two quarters of fiscal 2014. Including the non-recurring tax adjustment, diluted earnings per share for the first two quarters of fiscal 2014 were $0.46, which included a $0.22 per share impact from the non-recurring tax adjustment.

The Company ended the second quarter of fiscal 2014 with $725.1 million in cash and cash equivalents compared to $610.3 million at the end of the second quarter of fiscal 2013. Inventory at the end of the second quarter of fiscal 2014 totaled $176.5 million compared to $163.0 million at the end of the second quarter of fiscal 2013. The Company ended the quarter with 270 stores.

Laurent Potdevin, lululemon’s CEO, stated: "We are pleased to be on track with the implementation of our strategic road map, and are starting to see the results of our work across product, brand and international expansion." Mr. Potdevin continued: “While there is still much to be done, we are making meaningful progress on building a scalable foundation for our next phase

Creating components for people to live long, healthy and fun lives of global growth, and I'm excited about the collaboration between our Whitespace team and ambassadors to accelerate innovation into the future."
Updated Outlook
For the third quarter of fiscal 2014, we expect net revenue to be in the range of $420 million to $425 million based on a total comparable sales increase in the low single digits on a constant-dollar basis. Diluted earnings per share are expected to be in the range of $0.36 to $0.38 for the quarter. This guidance assumes 144.7 million diluted weighted-average shares outstanding and a 30.2% tax rate. The guidance does not reflect potential future repurchases of the Company's shares.
For the full fiscal 2014, we now expect net revenue to be in the range of $1.780 billion to $1.800 billion based on a total comparable sales increase in the low single digits on a constant-dollar basis. Diluted earnings per share are expected to be in the range of $1.51 to $1.56 for the full year, or $1.72 to $1.77 normalized for the non-recurring tax adjustment incurred in the first quarter of fiscal 2014 related to the repatriation of foreign earnings that will be used to fund the share buyback program. This guidance assumes 145.2 million diluted weighted-average shares outstanding and a 38.5% tax rate, which includes the above tax adjustment, or 30.2% before the tax adjustment. The guidance does not reflect potential future repurchases of the Company's shares.
Conference Call Information
A conference call to discuss second quarter results is scheduled for today, September 11, 2014, at 9:00 a.m. Eastern time. Those interested in participating in the call are invited to dial 1-877-303-3203 approximately 10 minutes prior to the start of the call. The conference call will also be webcast live at www.lululemon.com. The webcast will be accessible on our website for approximately 30 days after the call.
About lululemon athletica inc.
lululemon athletica (NASDAQ:LULU) is a yoga-inspired athletic apparel company that creates components for people to live long, healthy and fun lives. By producing products that help keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measure
Constant-dollar net revenue changes, which exclude the impact of changes in foreign exchange rates, is not a United States Generally Accepted Accounting Principle (“GAAP”) performance measure. We provide constant-dollar net revenue changes because we use the measure to understand the underlying growth rate of revenue excluding the impact on a quarter-by-quarter basis of changes in foreign exchange rates, which are not under management’s direct control. We believe that disclosing net revenue changes on a constant-dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on this non-GAAP financial measure, please see the table captioned “Reconciliation of Non-GAAP Financial Measure – Constant dollar changes” included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements:
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations and our prospects and strategies for future growth. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-

Creating components for people to live long, healthy and fun lives looking statements as a result of risks and uncertainties, which include, without limitation: our ability to maintain the value and reputation of our brand, including any negative publicity regarding our products or the production methods of our suppliers or manufacturers; the acceptability of our products to our guests, including receiving products that comply with our technical specifications and quality standards; our reliance on and limited control over third-party suppliers to provide fabrics for and to produce our products; an economic downturn or economic uncertainty in our key markets; our exposure to various types of litigation; increasing product costs and decreasing selling prices; our ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; our ability to accurately forecast customer demand for our products; any unforeseen disruption of our information systems; any material disruption of our information systems; our ability to manage our growth and the increased complexity of our business effectively; the fluctuating costs of raw materials; our ability to expand internationally in light of our limited operating experience and limited brand recognition in new international markets; our highly competitive market and increasing competition; our ability to deliver our products to the market and to meet customer expectations if we have problems with our distribution system; our ability to protect our intellectual property rights; our ability to cancel store leases if an existing or new store is not profitable; increasing labor costs and other factors associated with the production of our products in China; our ability to successfully open new store locations in a timely manner; our ability to comply with trade and other regulations; the continued service of our senior management; seasonality; fluctuations in foreign currency exchange rates; the operations of many of our suppliers are subject to international and other risks; our ability to source our merchandise profitably or at all; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, our most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts:
Investor Contact:
Joseph Teklits/Jean Fontana
ICR, Inc.
203-682-8200

Media Contact:
Alecia Pulman
ICR, Inc.
203-682-8224

Creating components for people to live long, healthy and fun lives lululemon athletica inc.
Condensed Consolidated Statements of Operations
Expressed in thousands, except per share amounts

	Thirteen Weeks Ended August 3, 2014	Thirteen Weeks Ended August 4, 2013	Twenty-Six Weeks Ended August 3, 2014	Twenty-Six Weeks Ended August 4, 2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenue	$390,708	$344,513	$775,326	$690,295
Costs of goods sold	193,401	158,558	382,275	333,616
Gross profit	197,307	185,955	393,051	356,679
As a percent of net revenue	50.5%	54.0%	50.7%	51.7%
Selling, general and administrative expenses	129,419	106,969	255,362	211,804
As a percent of net revenue	33.1%	31.1%	32.9%	30.7%
Income from operations	67,888	78,986	137,689	144,875
As a percent of net revenue	17.4%	22.9%	17.8%	21.0%
Other income (expense), net	1,890	1,295	3,533	2,796
Income before provision for income taxes	69,778	80,281	141,222	147,671
Provision for income taxes	21,030	23,816	73,493	43,928
Net income	$48,748	$56,465	$67,729	$103,743
Basic earnings per share	$0.34	$0.39	$0.47	$0.72
Diluted earnings per share	$0.33	$0.39	$0.46	$0.71
Basic weighted-average shares outstanding	145,180	144,818	145,282	144,650
Diluted weighted-average shares outstanding	145,544	145,916	145,715	145,901

Creating components for people to live long, healthy and fun lives lululemon athletica inc.
Condensed Consolidated Balance Sheets
Expressed in thousands

	August 3, 2014	February 2, 2014
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$725,073	$698,649
Inventories	176,502	186,090
Other current assets	72,527	58,100
Total current assets	974,102	942,839
Property and equipment, net	285,849	255,603
Goodwill and intangible assets, net	27,938	28,201
Deferred income taxes and other non-current assets	10,031	23,045
Total assets	$1,297,920	$1,249,688
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$7,100	$12,647
Other current liabilities	107,238	100,098
Income taxes payable	562	769
Total current liabilities	114,900	113,514
Non-current liabilities	56,353	39,492
Stockholders’ equity	1,126,667	1,096,682
Total liabilities and stockholders’ equity	$1,297,920	$1,249,688

Creating components for people to live long, healthy and fun lives lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Expressed in thousands

	Twenty-Six Weeks Ended August 3, 2014	Twenty-Six Weeks Ended August 4, 2013
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income	$67,729	$103,743
Items not affecting cash	57,908	43,244
Other, including net changes in other non-cash balances	(1,652)	(76,056)
Net cash provided by operating activities	123,985	70,931
Net cash used in investing activities	(52,102)	(44,014)
Net cash (used in) provided by financing activities	(57,167)	6,305
Effect of exchange rate changes on cash	11,708	(13,128)
Increase in cash and cash equivalents	26,424	20,094
Cash and cash equivalents, beginning of period	$698,649	$590,179
Cash and cash equivalents, end of period	$725,073	$610,273

Creating components for people to live long, healthy and fun lives lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measure
Constant-dollar changes in total comparable sales
(unaudited)

	Thirteen Weeks Ended August 3, 2014	Thirteen Weeks Ended August 4, 2013	Twenty-Six Weeks Ended August 3, 2014	Twenty-Six Weeks Ended August 4, 2013
	% Change
Total comparable sales (GAAP)[1]	(1)%	12%	(1)%	12%
Adjustments due to foreign exchange rate changes	1%	1%	2%	—%
Total comparable sales in constant dollars[1]	—%	13%	1%	12%

[1]Total comparable sales includes comparable corporate-store sales and direct to consumer sales.

Reconciliation of Non-GAAP Financial Measure
Constant-dollar changes in comparable store sales
(unaudited)

	Thirteen Weeks Ended August 3, 2014	Thirteen Weeks Ended August 4, 2013	Twenty-Six Weeks Ended August 3, 2014	Twenty-Six Weeks Ended August 4, 2013
	% Change
Comparable store sales (GAAP)	(7)%	7%	(7)%	7%
Adjustments due to foreign exchange rate changes	2%	1%	2%	1%
Comparable store sales in constant dollars	(5)%	8%	(5)%	8%

Reconciliation of Non-GAAP Financial Measure
Constant-dollar changes in direct to consumer revenue
(unaudited)

	Thirteen Weeks Ended August 3, 2014	Thirteen Weeks Ended August 4, 2013	Twenty-Six Weeks Ended August 3, 2014	Twenty-Six Weeks Ended August 4, 2013
	% Change
Change in direct to consumer revenue (GAAP)	29%	39%	25%	40%
Adjustments due to foreign exchange rate changes	1%	1%	2%	1%
Change in direct to consumer revenue in constant dollars	30%	40%	27%	41%

Creating components for people to live long, healthy and fun lives lululemon athletica inc.
Store Count and Square Footage1
Twenty-Six Weeks Ended August 3, 2014
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter[2]	Number of Stores Closed During the Quarter[2]	Number of Stores Open at the End of the Quarter
1st Quarter	254	9	—	263
2nd Quarter	263	8	1	270

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2,3]	Gross Square Feet Lost During the Quarter[2,3]	Total Gross Square Feet at the End of the Quarter
1st Quarter	740	24	—	764
2nd Quarter	764	26	3	787

[1]Store count and square footage summary includes corporate-owned stores which are branded lululemon athletica or ivivva athletica.
[2]Number of stores opened/closed during the quarter that are branded lululemon athletica or ivivva athletica.
[3]Gross square feet added/lost during the quarter includes net square foot additions for corporate-owned stores which have been renovated or relocated in the quarter.

Creating components for people to live long, healthy and fun lives